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Fifth Street Finance Corp. Releases Its Monthly Newsletter, June 2009
WHITE PLAINS, N.Y., June 11, 2009 — Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.
Green Shoots
Our green shoots have sprouted! After a period of stabilization in most areas of the portfolio, we have begun to see year-over-year EBITDA improvement and indications this will continue. We believe that one of the reasons we are experiencing improvement faster than others is that small companies react more swiftly than large companies to changes in economic cycles. Our private equity sponsors have generally reacted quickly by focusing on controlling costs and looking for new revenue streams in the recession. As we start to come out of the down cycle, we see earnings beginning to sprout.
One of the best indicators of this trend is Premier Trailer Leasing, Inc., where we supported Angelo Gordon Private Equity in the purchase of a 13,000 unit trailer leasing company. Premier Trailer saw utilization rates of truck trailers bottom about seven weeks ago, with each of the last seven weeks showing increases. This experience is shared by many of our other portfolio holdings.
Sectors where we see the strongest improvement include basic industry, manufacturing, health care services, and high-end retail. The lagging industries are restaurants, consumer goods, travel and entertainment.
We have no additional portfolio investments on non-accrual status and we believe there is a reasonable chance that one of our distressed companies could improve to accrual status. We also have accelerated origination efforts in order to invest in several securities that we hope will be the first investments in our SBIC subsidiary, should we receive an SBIC license. We continue to find the best risk-adjusted returns we have ever seen, and ample deal flow.
We are moving forward with the SBIC licensing process. An SBA license, if granted, would provide access to long term leverage at reasonable rates. Although there is no guarantee that we will obtain an SBIC license, if we do our plan is to fund the SBIC with $75 million of equity, which would allow for up to $150 million in SBA leverage. To raise the equity for the SBIC subsidiary as well as for our investment activities, we have issued a proxy statement to our shareholders requesting their consent to allow us to sell shares below net asset value.
Proxy information is available at www.proxydocs.com/fsc, and proxy cards were mailed to our shareholders. We are encouraging shareholders to vote via the internet and telephone (www.proxyvote.com or 1-800-454-8683). You will need your card to cast your vote, but it is not necessary to mail the card if you vote by the internet or telephone.
We are excited to build relationships with many leading sponsors whose prior lenders do not have the ability to support them. More importantly, the additional access to capital will allow us to support our existing strong sponsor relationships as they continue to acquire companies at favorable prices. We continue to work on accessing additional sources of capital and look forward to reporting progress in the future. Thank you for your support.
Please send in your proxy votes.
Sincerely,
The Fifth Street Team

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp and Fifth Street Finance Corp.’s ability to obtain an SBIC license. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT: Fifth Street Finance Corp.
Stacey Thorne, VP, Investor Relations
(914) 286-6811
Stacey@fifthstreetcap.com